SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    Form 8-K

                Current Report Pursuant to Section 13 or 15(d) of
                           The Securities Act of 1934



        Date of Report (Date of earliest event reported): August 20,1999

                         Allstate Financial Corporation
             (Exact name of registrant as specified in its charter)



    Virginia                         0-17832                     54-1208450
 (State or other                   (Commission                (I.R.S. Employer
jurisdiction File                    Number)                 Identification No.)
of incorporation)


               2700 South Quincy Street, Arlington, Virginia 22206 (Address of principal executive offices) (Zip Code)


        Registrant's telephone number, including area code (703) 931-2274



Item 5. Other Events.

     On August 20,1999, Allstate Financial Corporation (the "Company"), entered into a loan agreement with Value Partners, Ltd. Value Partners, Ltd., a Texas limited partnership, is the beneficial owner of 44.2% of the Company's common shares. Under the agreement, Value Partners advanced Allstate $1,000,000 for general corporate purposes, including working capital. The loan bears interest at 10% per annum, is unsecured, and matures March 31, 2000. The Company is required to prepay the loan with a portion of the proceeds of certain collections.

     On August 1, 1999, Allstate also entered into a forbearance agreement with its lenders, IBJ Whitehall Business Credit Corporation and National Bank of Canada. The agreement became effective upon the funding of the Value Partners' loan on August 25,1999. Under the forbearance agreement, the Company may borrow up to $10,000,000 or the amount calculated by the lenders based on pledged collateral, whichever is less, subject to certain limitations and conditions. The forbearance agreement covers the period to October 31, 1999. During the forbearance period, the interest rate on advances is set at the Base Rate, as defined, of IBJ Whitehall Business Credit Corporation, plus 2.25%. The Company is required to maintain an excess of pledged collateral value, as calculated by the lenders, of $200,000 plus a portion of certain collections.

     Attached hereto and incorporated herein by reference in their entirety as exhibits, are copies of (1) the loan agreement and (2) the forbearance agreement.

Item 7(c). Exhibits


     10.1 Loan Agreement dated as of August 20, 1999 between Value Partners, Ltd. and Allstate Financial Corporation

     10.2 Forbearance Agreement dated as of August 1, 1999 among Allstate Financial Corporation, IBJ Whitehall



Signature

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.


                                        Allstate Financial Corporation

Date: September 7, 1999                 /s/ C. Fred Jackson
                                        -------------------------------
                                        By: C. Fred Jackson